Exhibit 5.1

[Letterhead of Barack Ferrazzano Kirschbaum & Nagelberg LLP]

November 20, 2012

Taylor Capital Group, Inc.

9550 West Higgins Road

Rosemont, Illinois  60018

Ladies and Gentlemen:

We have acted as special counsel to Taylor Capital Group, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale of up to 4,000,000 shares of the Company’s Perpetual Non-Cumulative Preferred Stock, Series A, $0.01 par value per share (the “Shares”), pursuant to the registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), originally filed with the Securities and Exchange Commission (the “Commission”) on January 10, 2011 (Registration No. 333-171634) (the “Registration Statement”), including a base prospectus dated January 26, 2011 (the “Base Prospectus”), and a prospectus supplement dated November 15, 2012 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”), and that certain Underwriting Agreement, dated November 15, 2012, between the Company and Sandler O’Neill & Partners, L.P., as representative of the Underwriters named on Schedule A thereto (the “Underwriting Agreement”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have made such legal and factual investigations as we deemed necessary for purposes of this opinion.  We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates, statutes and other instruments and documents as were considered necessary or appropriate for purposes of this opinion.  In our investigation, we have assumed the genuineness of all signatures, the proper execution of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such copies.  As to matters of fact, we have relied upon representations of officers of the Company.

Based upon the foregoing, but assuming no responsibility for the accuracy or the completeness of the data supplied by the Company and subject to the qualifications, assumptions and limitations set forth herein, it is our opinion that the Shares have been duly authorized and, upon issuance and delivery against payment of legal consideration therefore in accordance with the terms of the Underwriting Agreement and in the manner contemplated by the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

Our opinions set forth above are subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; and (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought.  We express no opinion as to waivers of broadly or vaguely stated rights.

We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States of America and the General Corporation Law of the State of Delaware.  We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority or any jurisdiction.

We express no opinion with respect to any specific legal issues other than those explicitly addressed herein.  We assume no obligation to advise you of any change in the foregoing subsequent to the date of this opinion (even though the change may affect any legal conclusion stated in this opinion letter).

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated November 20, 2012, and to its incorporation by reference into the Registration Statement.  We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement constituting part of the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Barack Ferrazzano Kirschbaum & Nagelberg LLP

BARACK FERRAZZANO KIRSCHBAUM & NAGELBERG LLP